Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 140 to File No. 033-59692; Amendment No. 141 to File No. 811-07584) of Rydex Series Funds of our reports dated February 26, 2015 on the financial statements and financial highlights of Guggenheim Multi-Hedge Strategies Fund, Rydex Commodities Strategy Fund, and Guggenheim Managed Futures Strategy Fund, included in the December 31, 2014 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 28, 2015